NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 12, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of Beverly National Corporation,
Common Stock, Par Value ($2.50) is
being effected because the Exchange knows or is reliably informed that on October 30, 2009 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Beverly National Corporation
 and Danvers Bancorp, Inc. became effective on October 30, 2009. Each share of Common Stock of
Beverly National Corporation was converted for
1.66 shares of Danvers Bancorp, Inc. Common Stock.

The security was suspended by the
Exchange on November 2, 2009.